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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to The Bibb Company 1997 Omnibus Stock Incentive Plan, the Dan River Inc. Amended and Restated Stock Option Plan, as Amended, the Dan River Inc. 1997 Stock Incentive Plan, and the Dan River Inc. 1997 Stock Plan for Outside Directors and to the incorporation by reference therein of our report dated February 4, 1998, with respect to the consolidated financial statements of Dan River Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended January 3, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                       Ernst & Young LLP

November 6, 1998